Exhibit 10.12

PPM America, Inc. 225 West Wacker Dr., Suite 1200 Chicago, IL 60606 312-634-2500

October 19, 2020

Mark Mandich

President & Chief Executive Officer

In connection with the decision to reorganize PPM America, Inc. (“PPM”), we regret to inform you that we will be separating you from the company. PPM seeks your continued support of its business, its clients, and affiliates during the transition period. The specific terms related to your continued employment through your Separation Date (defined below) (such period being your Retention Period) and our recognition for your employment through your Retention Period includes the following:

1.

Your Retention Period begins on Thursday, October 15, 2020 and will continue until your separation, which is anticipated to occur on or around May 1, 2021 (your Separation Date), as business needs dictate. PPM will provide you with at least 30 days prior written notice of your actual Separation Date and reserves the right to change your Separation Date in its sole discretion. If PPM elects to accelerate your Separation Date to a date before the last day of your Retention Period, we will notify you in writing 30 days in advance of the amended Separation Date. If your Retention Period ends sooner than the date set forth in this letter, you will still receive the full Separation Payment as if you worked the entire Retention Period, provided you satisfy the other conditions of the letter and the terms of the Separation Agreement; however, your existing base salary will only be paid through your Separation Date and your benefits will be effective through the end of the month in which your Separation Date occurs.

2.

During the Retention Period, you will continue to receive your current base salary and remain eligible for the benefits currently available to you as an employee supporting PPM’s business. This letter does not modify your current base salary or any other compensation or benefit plan for which you are eligible or in which you currently participate.

3.

In recognition of your past and continued service to PPM through your Separation Date, and subject to the satisfaction of the requirements set forth in this letter and the terms of the attached Separation Agreement, you will receive: (a) a payment the sum of an amount equal to eighteen (18) months of Associate’s adjusted annual cash compensation (measured as 18 months of current base salary, or $787,500, plus 1.5 times 90% of Associate’s 2019 annual incentive bonus, or $3,814,493), in this case $4,601,993; (b) a payment equal to the cost of approximately eighteen (18) months of COBRA coverage, in this case $19,538, (c) a 2020 bonus payment (on or around March 15, 2021, provided you are still employed by PPM on that date); and (d) an additional payment equal to the 2020 bonus payment received by you on or around March 15, 2021, prorated for your calendar year employment up to the Date of Separation (Separation Payment). The Separation Payment will be paid in a lump sum, less required taxes and withholdings, within 30 days after the effective date of the Separation Agreement, as defined within the Separation Agreement. To be eligible for the Separation Payment, you must sign and not revoke a Separation Agreement that includes a release of all

An indirect wholly owned subsidiary of Jackson Financial Inc., which is a subsidiary of Prudential plc, incorporated and registered in England and Wales. Registered office: 1 Angel Court, London EC2R 7AG. Registered number 1397169. Prudential plc is a holding company, some of whose subsidiaries are authorized and regulated, as applicable, by the Hong Kong Insurance Authority and other regulatory authorities.

claims you may have against PPM and its affiliates, as well as covenants not to solicit PPM employees or to compete with PPM for eighteen (18) months following your Separation Date (Separation Agreement).

You will be given 45 days to review the Separation Agreement before signing and then 7 days to revoke the Separation Agreement should you wish to do so.

You will be eligible for the Separation Payment only if you:

•

Remain continuously employed and support PPM’s business through either (a) the last day of your Retention Period; or (b) any date earlier than the last day of the Retention Period in the event that PPM, in its sole discretion, elects to end your employment before the last day of your Retention Period;

•	Support PPM through your Separation Date and satisfy the Company’s conduct and performance expectations as determined by PPM in its sole discretion; and

•	Timely sign and do not revoke PPM’s Separation Agreement.

You will be ineligible for the Separation Payment if:

•	You accept another role within PPM or any of its affiliates before the end of the Retention Period;

•	You voluntarily terminate your employment with PPM before your Separation Date; or

•	PPM terminates your employment for failing to satisfy the Company’s performance or conduct standards, as determined by PPM in its sole discretion, before your Separation Date.

4.

Outstanding awards under the Prudential Long Term Incentive Plan (PLTIP) will be administered in accordance with Section 10.2(d) of the PLTIP which provides for a pro-rata portion of each outstanding award to vest in the future based on the proportion of each performance period worked through your Separation Date and subject to requisite conduct and performance requirements applicable to each award. Distribution of PLTIP awards will occur in the normal course at the time of the future vesting of such pro-rata portion PLTIP awards. Additional PLTIP awards will not be granted between now and your Separation Date.

5.

Outstanding awards under the PPM America, Inc. Performance Incentive Award Plan (PIA) will be administered in accordance with Section 7.3 of the PIA document which provides for payment of the full award if it was granted a year or more prior to your Separation Date. Outstanding awards that were granted less than a year prior to your Separation Date will lapse.

6.

If your separation is due to death or disability (as determined by MetLife, our Long-Term Disability provider), management, in its sole discretion, may elect to pay you a pro-rated amount of your original Separation Payment.

7.	Your continued employment remains at will and you are expected during your Retention Period to satisfy current conduct and performance expectations.

We value your service to PPM and look forward to working with you during this transition. If you have any questions regarding your Retention Period or the Separation Payment described in this letter, please contact any member of your local HR team.

Andrew J. Bowden Executive Vice President and General Counsel Jackson Holdings LLC

PPM America, Inc. 225 West Wacker Dr., Suite 1200 Chicago, IL 60606 312-634-2500

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT

Separation Agreement Including Release of Claims and Disclosure of

Information Required by Federal Law

Mark Mandich (“Associate”) and PPM America, Inc. (“PPM”) agree as follows:

1.    References. All references to PPM in this Separation Agreement Including Release of Claims (“Agreement”) shall include PPM and its parent(s), subsidiaries, affiliates, and other related entities, including but not limited to Prudential plc and its direct and indirect subsidiaries and affiliates, and Jackson National Life Insurance Company, Jackson National Insurance Company of New York and each of Jackson’s direct and indirect subsidiaries and affiliates, including but not limited to Jackson National Life Distributors LLC and Jackson National Asset Management, LLC.

2.    Last Day of Employment. Unless modified by PPM, Associate’s last day of employment with PPM shall be May 1, 2021 (the “Separation Date”).

3.    Eligibility for Benefits. In order to receive the separation benefits provided for in Paragraph 7 of this Agreement, Associate must satisfy the following criteria:

a.	support PPM through Associate’s Separation Date and satisfy PPM’s attendance, conduct, and performance expectations as determined by PPM in its sole discretion;

b.	timely sign, and not revoke, this Agreement.

4.    Associate Representations. Associate represents and agrees that Associate has been paid all wages for services rendered on behalf of PPM, as well as for accrued but unused vacation, due and owing as of the date Associate executed this Agreement. Associate further represents and expressly warrants that Associate has not suffered any workplace or work-related injury or illness during employment with PPM. Associate hereby represents and warrants that Associate is not presently, and has not been, aware of any illegal or fraudulent conduct engaged in by PPM. Associate understands that PPM is expressly relying on these representations as a material inducement to enter into this Agreement.

5.    General Release. In consideration for the separation benefits provided herein, and except only with respect to claims for benefits provided by the Agreement and any other claims that cannot be waived as a matter of law, Associate without limitation of any kind releases and forever discharges PPM, its directors, officers, employees and agents, from all claims that Associate has, or may have, based upon any fact or circumstance, whether known or unknown, arising at any time during Associate’s employment with PPM and/or the conclusion of that employment, including, but not limited to, claims related to any disclosures PPM must make to FINRA, the SEC, or any regulatory authority regarding the conclusion of Associate’s employment, claims for breach of any express or implied contract, claims for wrongful discharge and claims for employment discrimination of all types, including but not limited to race, national origin, religion, ethnicity, age, gender, sex, sexual orientation, disability, and/or any other category protected under applicable law.

An indirect wholly owned subsidiary of Jackson Financial Inc., which is a subsidiary of Prudential plc, incorporated and registered in England and Wales. Registered office: 1 Angel Court, London EC2R 7AG. Registered number 1397169. Prudential plc is a holding company, some of whose subsidiaries are authorized and regulated, as applicable, by the Hong Kong Insurance Authority and other regulatory authorities.

6.    Specific Release. Without limiting in any way the General Release provided in Paragraph 5 of this Agreement, and notwithstanding any provision anywhere to the contrary, Associate specifically releases and forever discharges PPM, its directors, officers, employees and agents, from all claims, known and unknown, that Associate might now have:

a.

under the Age Discrimination in Employment Act of 1967 (“ADEA”), 42 U.S.C. §§621-634, as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act; the Equal Pay Act; the Workers Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Families First Coronavirus Response Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act; and any claims or rights arising under the state statutes, laws, and/or regulations identified in this Agreement.

b.

under the Illinois Human Rights Act, the Illinois Equal Wage Act, the Illinois Minimum Wage Law, the Illinois Right to Privacy in the Workplace Act, the Illinois Biometric Information Privacy Act; the Illinois Genetic Privacy Act, the Illinois Nursing Mothers in the Workplace Act, the Illinois School Visitation Rights Act, the Illinois AIDS Confidentiality Act, the Illinois Adjustment and Retraining Notification Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Family Military Leave Act, if applicable, Illinois WARN Laws, the Illinois Workplace Transparency Act, the Illinois Occupational Safety and Health Act, and the Illinois Constitution, all as amended.

c.

for any award of money, personal or equitable relief that by law or regulation, or otherwise, Associate might pursue or be awarded in any forum, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) or any federal or state fair employment practice agency.

d.

Associate warrants and represents that Associate has not filed any action, claim, charge, or complaint against PPM with any local, state, or federal agency, in any court, or before an arbitrator. Associate agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the claims released by this Agreement. Associate also agrees to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against PPM to the fullest extent permitted by law. Associate agrees that he/she may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. Associate further agrees that if he/she is included within a class action, collective action, or representative action, he/she will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Associate is not waiving any right to challenge the validity of this paragraph on any grounds that may exist in law and equity, including, but not limited to, any right Associate may have to challenge PPM’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. However, PPM reserves the right to attempt to enforce this Agreement, including this paragraph, in any appropriate forum.

7.    Payments and Benefits. Subject to the conditions set forth in Paragraph 3 and, unless stated otherwise, within thirty (30) days of the Effective Date determined according to Paragraph 26 of this Agreement, PPM shall provide the separation payments, which Associate and PPM agree are reasonable and adequate consideration for the releases and waiver, and other commitments, described in this Agreement, to Associate as follows:

a.

a payment equal to eighteen (18) months of Associate’s adjusted annual cash compensation (measured as 18 months of current base salary of $525,000, or $787,500, plus 1.5 times 90% of Associate’s 2019 annual incentive bonus of $2,825,550, or $3,814,493), in this case $4,601,993.

b.	a 2020 bonus payment on or around March 15, 2021 (provided you are employed by PPM on that date).

c.	an additional payment equal to the 2020 bonus payment received by you on or around March 15, 2021, prorated for your calendar year employment up to the Date of Separation.

d.	a payment equal to the cost of approximately twelve (12) months of COBRA insurance coverage, in this case $19,538.

e.

Prudential Long-Term Incentive Plan (“PLTIP”) awards granted to Associate in 2019 and 2020 will be pro-rated based on service through the Separation Date and shall vest and settle in the normal course in 2022 and 2023. Notwithstanding the foregoing, payment of all PLTIP awards described in this Paragraph 7.e shall be subject, among other conditions provided by the PLTIP, to achievement of performance metrics as well as any change in such performance conditions resulting from the demerger of M&G Prudential from Prudential plc as otherwise provided by the PLTIP plan document, notwithstanding that Associate’s employment terminated before these awards otherwise would vest. In relation to any changes in performance metrics related to the demerger, or otherwise, awards will be treated in the same way as those held by Associate’s peers.

Associate shall not receive any additional PLTIP grants for 2021 or for any period after the date this Agreement is executed.

f.

PPM America, Inc. Performance Incentive Award Plan (PIA) awards granted to Associate in 2018 and 2019 will retain their full value and settle in the normal course in 2021 and 2022. The PIA award that was granted to Associate in 2020 will lapse completely in accordance with Section 7.3 of the PIA document since Associate’s termination date is less than a year following the grant date. Notwithstanding the foregoing, payment of the 2018 and 2019 PIA awards described in this Paragraph 7.f shall be subject, among other conditions provided by the PIA, to achievement of performance conditions as determined by the PPM America Remuneration Committee. Associate shall not receive any additional PIA grants for 2021 or for any period after the date this Agreement is executed.

8.     Paid Time Off. As required by law, PPM shall pay Associate the sum equal to earned but unused paid time off Associate has accumulated as of Associate’s Separation Date valued at Associate’s salary daily rate then existing.

9.    Taxes. PPM shall withhold taxes from the payments described in this Agreement as required by law, and Associate exclusively shall be responsible for taxes due as a result of those payments.

10.    Exclusive Payments. Except as provided in Paragraphs 7 and 8 of this Agreement, PPM shall have no obligation pursuant to any employment agreement; any bonus, incentive or separational management plan or award; or otherwise, whether or not vested, to make payment of any kind to or for Associate, and Associate expressly waives any such claim, provided that neither this Paragraph nor any other Paragraph of this Agreement impairs in any manner whatever entitlement Associate may have, if any, to: (i) investments in and benefits provided under the Jackson National Life Insurance Company Defined Contribution Retirement Plan (the “401(k) Plan”); and (ii) deemed investments in and benefits provided under the Jackson National Life Insurance Company Management Deferred Income Plan (“MDIP”).

11.    Return of Property. Within ten (10) business days of the Separation Date, Associate shall return to PPM all property, equipment, items, documents, lists, and other materials provided and (originals and copies) belonging to or generated for PPM, including, but not limited to, computer hardware, including laptop computers; computer software; business records and information, including correspondence, spreadsheets, and computer-generated printouts; and keys. If any property that is otherwise subject to return under this provision is stored electronically on a form of media that cannot be returned to PPM, such as a third-party email server, Associate shall permanently delete such information and retain no copies thereof.

12.    Non-Disparagement or Public Disclosure.

a.

Except as provided by Paragraph 12c of this Agreement, Associate shall not disparage or denigrate PPM, its officers, directors, or employees or the officers, directors, or employees of its parent(s), subsidiaries, or affiliated companies, or PPM’s products or services, in any manner whatever and will do and say nothing to encourage or facilitate the disassociation of persons currently affiliated with PPM and, if called upon by PPM to do so, will employ honest effort to encourage that continued affiliation and to encourage persons to newly affiliate with PPM.

b.

Except as provided by Paragraph 12c of this Agreement, Associate neither shall disclose, nor participate in public discussion of, PPM-related information, regardless of whether PPM considers the information confidential, that Associate acquired by virtue of Associate’s employment with PPM.

c.

Nothing in this Paragraph 12 shall preclude Associate from lawfully (i) communicating with, cooperating with, providing information to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Associate individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities, or as otherwise permitted by law; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. However, Associate is waiving any and all rights to receive individual monetary relief resulting from such claims, regardless of whether Associate or another party has filed them, and in the event Associate obtains such monetary relief, PPM will be entitled to an offset for the payments made pursuant to this Agreement and Release, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Associate shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a U.S. Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Associate to obtain prior authorization from PPM before engaging in any conduct described in this paragraph, or to notify PPM that Associate has engaged in any such conduct.

13.     Continued Cooperation. Associate will cooperate in the orderly transition of duties as requested by PPM. Associate without any limitation as to duration shall provide all assistance, including attendance at depositions, hearings and other proceedings that PPM shall reasonably require with respect to any legal or regulatory proceeding. Associate shall make no untrue statement or allegation in or with respect to any such proceeding, or to any legal authority or regulator.

PPM shall reimburse Associate’s reasonable costs of travel away from Associate’s domicile and related out-of-pocket expenses incurred in connection with the above cooperation in legal and regulatory proceedings.

In the event that Associate is subpoenaed or otherwise contacted in any way in connection with any litigation, proceeding, or investigation involving PPM or any PPM affiliate, subsidiary, or parent, Associate will immediately notify PPM and give PPM an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena or other contact. PPM will reimburse Associate for reasonable out-of-pocket expenses, including attorneys’ fees, incurred as a result of such cooperation, to the extent Associate would otherwise be entitled to indemnification therefor.

14.    Rehire. No term of this Agreement precludes Associate from rehire at PPM or a PPM affiliate and no term grants Associate any preference over any other candidate for any job vacancy at PPM or a PPM affiliate or, in the event of rehire, job assignment or promotion; provided, however, if Associate is rehired by PPM or a PPM affiliate prior to the payment of the separation benefits in Paragraph 7, Associate shall have no right to, and shall not receive such separation benefits.

15.    Non-Competition. At no time prior to the eighteen-month anniversary of the Separation Date will Associate establish or accept employment with any Competitive Business. A “Competitive Business” shall mean any person, company and/or entity that designs, develops, manufactures, markets or sells goods or services that are similar to, or compete with, any goods or services that PPM designs, develops, manufactures, markets, or sells.

16.    Non-Solicitation.

a.

At no time prior to the eighteen-month anniversary of the Separation Date will Associate, directly or indirectly, solicit, induce, encourage, or in any other manner persuade or attempt to persuade, any person who, in the 6 months preceding the solicitation, served as a director, officer, employee, consultant, independent contractor, agent or representative of PPM: (i) to apply for or accept any employment, engagement or other business relationship with any Competitive Business ; or (ii) to discontinue or alter his, her or its respective employment, engagement, or other business relationship with PPM.

b.

At no time prior to the eighteen-month anniversary of the Separation Date will Associate, directly or indirectly, solicit, induce, encourage, or in any other manner persuade or attempt to persuade, any customer (as defined below) of PPM (i) to conduct business with any Competitive Business or (ii) to discontinue or alter his, her, or its business relationship with PPM.

Solely for the purposes of this Paragraph, “Customer” shall include any person, company and/or entity (including, without limitation, clients, customers, licensees, licensors, suppliers or business partners) with which PPM (or Associate acting on behalf of PPM) has had or has expended significant time and resources to attempt to have a business relationship during the two (2) years immediately preceding the expiration of this Non-Solicitation obligation.

17.    Breach of Agreement. Notwithstanding Paragraphs in this Agreement to the contrary, in the event that Associate breaches Paragraphs 11, 12, 13, 15, or 16 of this Agreement, the releases and waivers to which Associate agreed at Paragraphs 5, 6 and 10 of the Agreement shall survive that breach and remain valid and fully enforceable, but PPM may require that Associate repay to PPM all sums paid Associate except $5.00, and to forfeit any payment due Associate pursuant to this Agreement.

18.    Controlling Law. Except to the extent federal law controls, this Agreement shall be interpreted in accordance with the law of Illinois, except Illinois’s conflict of laws rules shall not apply.

19.    Litigation Venue. Any litigation to enforce any term of this Agreement shall be pursued exclusively in the Cook County Circuit Court or in the United States District Court for the Northern District of Illinois.

20.    Unenforceable Provisions. If any provision of this Agreement is held to be ineffective, unenforceable, or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining portions thereof, except that, if the release in Paragraphs 5 and 6 above is determined to be ineffective, unenforceable or illegal in any respect, PPM shall be relieved of any obligations hereunder.

21.    Agreements Regarding “Non-Solicitation,” “Intellectual Property,” and “Confidentiality.”    Except as provided in this Paragraph, and subject to 12c, no provision of this Agreement shall modify, void or otherwise render unenforceable Associate’s obligations and assignments under the Non-Solicitation, Intellectual Property Assignment and Confidentiality Agreement between Associate and PPM which remains in full force and effect and is attached here as Exhibit B.

22.     Headings. The Paragraph headings in this Agreement are for reference only and shall not limit or otherwise inform the Paragraphs’ meaning.

23.    Confidentiality.

a.

Except as otherwise provided in Paragraphs 23a.i. and 23a.ii. of this Agreement or as permitted by Paragraph 12c of this Agreement (i) all discussions between PPM and Associate regarding PPM’s offer of the Agreement and the terms of the proposed Agreement, are confidential, and (ii) Associate shall not directly or indirectly disclose the discussions between PPM and Associate regarding PPM’s offer of the Agreement and the existence or terms of the Agreement to any third person. Notwithstanding this obligation of confidentiality, Associate may disclose:

i.

the existence of this Agreement as necessary to implement its terms, secure its enforcement, as compelled by a court order, or to Associate’s spouse, attorneys, accountants, or other professional advisors; and

ii.	the terms of Paragraph 21 to any employer considering Associate for employment.

24.    Acceptance of, and Right to Revoke, Agreement.

a.	Associate may not accept, sign, date or return this Agreement before Associate’s Separation Date.

b.	Consistent with federal laws protecting persons from age discrimination, including the ADEA as amended by the OWBPA:

i.	PPM hereby advises Associate to consult with an attorney prior to signing and returning this Agreement;

ii.

Understanding that Associate may not sign this Agreement prior to Associate’s Separation Date, Associate shall have until 11:59 p.m. Eastern time on the date forty-five (45) days after the Separation Date to accept and sign the Agreement, and to deliver the Agreement as provided in Paragraph 22.d of this Agreement; and

iii.	should Associate timely accept and sign the Agreement, Associate thereafter shall have seven (7) days to revoke Associate’s acceptance.

c.

No deadline provided in this Paragraph of this Agreement shall be extended because of any change to any of the terms, material or otherwise, of the Agreement as initially or subsequently presented to Associate. Changes to this Agreement, whether material or immaterial, do not restart the running of Associate’s 45-day consideration period.

d.

In the event Associate elects to ACCEPT this Agreement, Associate must deliver the Agreement, signed, dated and initialed where indicated, to Bob Boles, SVP, Human Resources. This Agreement may be executed in counterparts, including facsimile transmissions and/or electronic signatures, each of which shall be deemed an original against any party whose signature appears on such counterpart and all of which together shall constitute one and the same Agreement. The parties agree that signatures exchanged via facsimile or electronic mail shall be binding to the same extent as if original signatures were exchanged.

e.	In the event Associate elects to REVOKE Associate’s acceptance of this Agreement, Associate must communicate that decision to Bob Boles, SVP, Human Resources.

25.    No Forbidden Release or Waiver. Nothing in this Agreement is intended to release or waive any of Associate’s rights to file a charge or claim of discrimination with, to communicate and cooperate with, or to participate in any investigation or other proceeding undertaken by, the U.S. Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency acting as an EEOC referring agency, or to pursue any claim that by law cannot be released or waived by private agreement.

26.    Agreement Effective Date. This Agreement is effective only in the event that Associate accepts, signs and timely delivers this Agreement as provided in Paragraph 24.d of the Agreement and does not timely revoke Associate’s acceptance; in that circumstance, the Agreement Effective Date is the date upon which Associate’s right to revoke the Agreement expires.

27.    No Admission of Wrongdoing. Associate acknowledges that neither the offer nor the payment of the severance benefits hereunder is an admission by PPM of any wrongdoing in connection with any matter, including without limitation the matters set forth above.

28.    Medicare Disclaimer. Associate represents that Associate is not a Medicare beneficiary as of the time Associate enters into this Agreement. To the extent that Associate is a Medicare Beneficiary, Associate agrees to contact Human Resources for further instructions.

29.    Personal Trading and Other Compliance. Associate understands that Associate must continue to comply with PPM compliance policies prior to and including the Separation Date.

30.    Removal or Resignation as a Director or Officer of PPM Related Entities; No Authority. Associate acknowledges that effective as of the Separation Date or earlier if requested by PPM, that Associate will be removed as an officer and from the Board of Directors of PPM and any applicable subsidiaries and affiliates of which Associate is an officer and as a member of all committees on which Associate serve for such entities, respectively. Notwithstanding such removal, if requested for any reason, Associate agrees to acknowledge that Associate has resigned any and all such offices or positions to the extent that such removal has not otherwise taken effect. Associate agrees not to represent himself to any other person or entity as an employee or otherwise having a position with PPM or any PPM subsidiary, parent, or affiliate at any time after the Separation Date, and Associate represents that Associate has not done the same after the Separation Date. After the Separation Date, Associate acknowledges that he shall have no authority to, and hereby agree not to, legally, contractually or otherwise bind PPM or any PPM subsidiary, parent, or affiliate or incur any liabilities on their behalf.

31.    Entire Agreement. This Agreement is the entire agreement between Associate and PPM concerning the matters identified herein. Except as provided in Paragraph 21 of this Agreement, the Agreement supersedes all prior and contemporaneous oral and written offers of agreement, and all agreements and understandings between the parties concerning the matters identified herein. No modification of this Agreement shall be enforced unless written and signed by both parties.

Agreed:

Jackson Holdings LLC
Mark Mandich
By

Its

Date	Date

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